EMPLOYMENT AGREEMENT

THIS AGREEMENT, made this 1st of September, 2006, by and between American Unity Investments, Inc., a Florida corporation formerly known as Amerimine Resources, Inc. and its Nevada subsidiary also known as American Unity Investments, Inc. (“Corporation”) and Mr. Lu Bing, an individual(“LB”).

                      BACKGROUND INFORMATION

WHEREAS, LB is willing to be employed as Chief Financial Officer, Corporation, and

WHEREAS, Corporation recognizes LB’s experience and abilities as represented to Corporation;

         IT IS THEREFORE AGREED

1

DURATION

Corporation agrees to employ LB, and LB agrees to serve Corporation in capacity of Chief Financial Officer of Corporation effective from September 1st , 2006 – August 31, 2009.

LOCATION

While LB will be based in Beijing, China, LB may be expected to undertake some amount of travel.

Normal office hours are 40 hours per week.

2

JOB DESCRIPTION

LB shall devote his best efforts and towards the advancement of Corporation, and report directly to the CEO.

3

COMPENSATION

3.1

Fixed Base Salary

A monthly base salary of RMB 20,000 after tax payable in equal semimonthly installments on the 1st and 15th day of the month, provided that if period of employment hereunder shall terminate on any day other than the 1st or 15th day of a calendar month, then in that event said installments shall be prorated. On each anniversary of this Agreement if LB is still employed with CORPORATION the monthly based salary will increase by 10%.

3.2

Incentive Payment:

As an additional incentive to Corporation agrees grant 201,000 shares (par value $.001) to LB as an inducement to LB to accept the position with Corporation. These shares will be considered earned one third on each anniversary of this Agreement, until September 1st, 2009, when all shall be vested.

As an additional incentive to Corporation agrees to grant a bonus to be decided by the Board of Directors, based on company profits, to LB as an inducement to accept the position with CORPORATION.

4

EXPENSE CLAIMS:

LB is authorized to incur reasonable expenses, for promoting the business of Corporation in accordance with principles approved by the CEO. Corporation shall reimburse LB for all expense upon the presentation by LB, from time to time, of an itemized account of such expenditures. LB shall be provided with health care coverage including Medical insurance, workers compensation, pension, in China at Corporation expense for himself and his direct family from September 1st, 2006 to August 31st, 2009.

5

LEAVE

5.1

Annual Leave

LB is entitled to 2 weeks per annum, paid annual leave, in addition to all legal holidays in China.

5.2

Sick Leave

Sick leave will be granted to LB up to a maximum of 2 weeks per annum.

LB may accumulate up to 10 days out of the two weeks sick leave every year for major illness.

6

General Indemnification.

Corporation shall indemnify LB if he was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (including, without limitation to, an act by or in the right of Corporation) by reason of the fact that he is or was a director, officer, employee, or agent of corporation or Corporation or is or was serving at the request of Corporation or as a director, trustee, officer, employee, partner, joint venture partner, or agent of another Corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorney's fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of Corporation , and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.  No indemnification shall be made in respect to any derivative claim, issue or matter as to which LB shall have been adjudged to be liable to the Corporation unless, and only to the extent that, the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability, but in view of all the circumstances of the case, LB fairly and reasonably is entitled to be indemnified for such expenses.  Expenses (including attorney's fees) incurred in defending any civil or criminal action, suit or proceeding referred to in this Section shall be paid by Corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of LB to repay such amount, unless it shall ultimately be determined that he is entitled to be indemnified by Corporation as authorized in the preceding sentences.  The indemnification provided by this Section shall not be deemed exclusive of any other rights to which LB shall be entitled under the common law or the General Corporation Law of the State of Florida or the Articles of Incorporation or Bylaws of Corporation or any agreement, vote of its shareholders or directors, or otherwise, both or as to action in his official capacity or as to action in another capacity while holding such office, and shall continue after the termination of this Agreement and shall inure to the benefits of their heirs, executors and administrators of LB.

7

TRAINING

LB is entitled to use company time for professional training in his position with the company to further his Certified Public Accountant certification, at a maximum of 2 weeks per year.

8

TERMINATION OF EMPLOYMENT

This Agreement shall terminate immediately for Cause or the death or Disability of Employee. “Disability” means the inability of Employee, due to mental or physical illness or injury, to perform his duty as an employee of Company. “Cause” shall exist in the event of Employee’s (i) malfeasance or willful refusal to perform his duties under this Agreement, (ii) gross negligence, or (iii) acts of dishonesty or the commission of any felony or other crime involving moral turpitude. This Agreement shall also terminate immediately upon any voluntary resignation of Employee, or in the event Employee is dismissed other than for Cause or Disability.

Upon any termination other than for Cause, Disability or voluntary resignation, Employee shall be entitled to severance pay in an amount equal to triple the compensation payable pursuant to Section 2 as of the date of termination for the balance of the Term. The Company at its election may pay such amount in monthly installments over the balance of the Term, or may make a lump sum payment discounted to present value, assuming an interest rate of 10%. Upon any termination for Cause, Disability or voluntary resignation, Employee shall not be entitled to any severance pay or any other payments.

9

LIABILTY

This Agreement shall inure to the benefit of LB and his successors or assigns.  All obligations and liabilities of Corporation under this Agreement shall be jointly and severally the obligations of the Corporation and its Nevada subsiadiary.

10

ARBITRATION

In the event of any dispute under this Agreement, such dispute shall be settled by arbitration in Carson City in accordance with the then prevailing rules of the American Arbitration Association, and judgment upon the award may be entered in any court having jurisdiction thereof.

11

ENTIRE AGREEMENT

This Agreement constitutes all of the agreements which have been made between the parties and no attempt shall be made by either party to assert that on, before, or simultaneously with the execution of this Agreement there were any other agreements, promises, representations or understandings made by any of them with respect to the matters contained herein or to the relationship between the parties.  This Agreement is not subject to reinterpretation or change except by written agreement of the parties hereto.

12

GOVERNING LAW

This Agreement has been executed in the State of Nevada.  All questions concerning this Agreement and performance hereunder shall be judged and resolved in accordance with the lams of the State of Nevada.

IN WITNESS WHEREOF, the parties have hereunder set their hands as of the date first hereinbefore written,

By: /s/ Christian Lillieroos

By: _/s/Lu Bing

Christian Lillieroos

Lu Bing